UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No.     )

Filed by the Registrant	Filed by a Party other than the Registrant

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Preliminary Proxy Statement
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LUMENTUM HOLDINGS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LUMENTUM HOLDINGS INC.
1001 RIDDER PARK DRIVE
SAN JOSE, CALIFORNIA 95131

SUPPLEMENTAL MATERIAL TO OUR PROXY STATEMENT
For
THE 2023 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on November 17, 2023

Dear Lumentum Stockholders,
We are writing to you on behalf of the Board of Directors of Lumentum Holdings Inc. (referred to as “we,” “us,” the “Company” or “Lumentum”) to address an advisory report issued by the proxy advisory firm Institutional Shareholder Services (“ISS”) on October 31, 2023, regarding our 2023 Annual Meeting of Stockholders scheduled for November 17, 2023. In its report, ISS recommends that Lumentum’s stockholders vote against the non-binding advisory vote to approve the compensation paid to our named executive officers, which is Proposal #2 in our proxy statement (the “Say-on-Pay Proposal”), as well as against the proposed amendment to our 2015 Equity Incentive Plan to increase the maximum number of shares that may be issued under the Plan by three million, which is Proposal #4 in our proxy statement (the “Equity Plan Amendment”).

We strongly and respectfully disagree with ISS’s recommendations and have prepared this supplement, along with outreach to large stockholders, to augment our 2023 proxy disclosures and underscore why stockholder support for each of these important proposals is warranted.
Proposal #2: Advisory Vote to Approve Compensation of our Named Executive Officers
We strongly believe that our executive compensation plan design is aligned with our long-term strategic growth objectives and reflects our pay for performance philosophy. We set rigorous financial goals that align with our long-term expectations and that reflect the scale and complexity of our business.

For Lumentum, it has been a challenging period for the company as it has been across the photonics industry. Direct and end customers have been reducing elevated inventory levels, which has created significant short-term headwinds for our business and has driven a decline in our stock price. Amidst this environment, we fell short of our annual and long-term growth expectations, which resulted in our CEO realizing compensation of approximately $6.2 million – which is less than half the amount reflected in the Summary Compensation Table in our proxy statement of$13.9 million.

Our Compensation Committee believes the compensation plan design is working as intended as pay and performance were aligned in 2023.

Compensation Outcomes – Long-Term Incentives
•The fiscal 2021-2023 PSU awards missed their cumulative EPS goal and paid out at only 66.7% of target.

•The fiscal 2024-2026 PSU awards had a grant value of $5.1m for the CEO, and due to the stock price decline, it is currently valued at $4.1m using our closing share price on November 3, 2023.
•Stock performance has further reduced the potential value of our long-term equity grants. On the grant date for 2023-2025 PSUs and RSUs in August 2022, our stock price closed at $91.10/share. On Friday, November 3, 2023, it closed at $42.76/share. This resulted in a decline of 47.7% from the grant date value.
•We have multiple outstanding cycles of our 3-year PSU program. These awards incorporate multi-year goals that are set at the time the plans are approved. Consequently, we expect that the general sector-wide reset we are experiencing across fiscal 2023 and 2024 will continue to negatively impact management compensation outcomes in fiscal 2024 and possibly beyond, further underscoring our pay for performance philosophy.
Compensation Outcomes – 2023 Annual Incentive Plan
•Our fiscal 2023 AIP payout (53% achievement of annual incentive) reflected the overall underperformance of the business:
◦Due to superior execution on acquisition synergies, we performed slightly above target for first half operating income, which accounts for 30% of the AIP target (106.2% achievement);
◦Declines in our key markets resulted in our missing the target for second half operating income, another 30% of the AIP target (0.0% achievement); and
◦Our fiscal 2023 consolidated revenue was below target, 40% of the AIP target (53% achievement).
•Beginning in 2023, and based in part on stockholder feedback, 70% of our AIP was delivered in PSUs for employees at the director-level and above, and other employees that opted in, to further align management incentives with important business measures as well as with stockholder interests.
•No discretionary adjustments were necessary – or even contemplated.
These outcomes demonstrate how pay and performance were aligned in fiscal 2023 and how our program design ensures that pay and performance continue to be aligned in years going forward.
Proposal #4: Approval of the Amended and Restated 2015 Equity Incentive Plan
Equity awards are a key element of our compensation program. Equity awards help Lumentum to attract talent, retain our existing employees and provide incentives to motivate employees to continue growing our business, develop new products and ultimately increase stockholder value.
Without approval of the plan, we will be constrained to pay competitively and at a serious competitive disadvantage going forward.
The share request of 3.0 million shares is reasonable and we have been a responsible steward of equity, even if the share request does not ‘pass’ the ISS model.
1.We have managed our equity use reasonably and thoughtfully.
•We continue to provide fully competitive awards to our broad-based population as our company has grown:
▪Our headcount increased 32% in the past year as result of all-cash acquisitions and hiring.
▪In the past fiscal year, grants to our CEO were 6.3% of the total grants while grants to all our Named Executive Officers (including our CEO) were 14.2% of the total grants. This is significantly below our peer group median and average.

•Our 3-year average burn rate is 2.4%, generally in line with our industry peers and other similarly sized companies.
▪In fact, it compares favorably to ISS’s disclosed burn rate benchmark, 3.85%, for our GICs code (4520) in the Russell 3000 index.
•Our overhang as of August 31, 2023 was approximately 7.2%, which also compares favorably to our peer group, which has an approximate median overhang of 9.5%.
2.This share request, along with the shares that remain available for future grant in the plan, is anticipated to cover approximately one to two years’ worth of equity needs.
3.This share request will allow our company to be flexible and competitive amidst an increasingly challenging market for talent.

Thank you for your consideration and anticipated support.

FOR THESE REASONS, WE ASK THAT LUMENTUM STOCKHOLDERS
VOTE “FOR” THE SAY-ON-PAY PROPOSAL AND "FOR" THE EQUITY PLAN AMENDMENT